EXHIBIT 99.1
                                                          FOR IMMEDIATE RELEASE
                                                        FOR FURTHER INFORMATION:
                                                    Vicon Industries: Joan Wolf
                                                                    631/952-2288
                                      Bliss, Gouverneur & Associates: John Bliss
                                                                    212/840-1661


           VICON REPORTS FOURTH QUARTER AND FISCAL YEAR 2005 RESULTS

HAUPPAUGE, NY, December 12, 2005 - Vicon Industries, Inc. (Amex: VII), a leading designer and producer of video security and surveillance systems, today reported operating results for the fourth quarter and year ended September 30, 2005. The announcement was made by Chairman and CEO Ken Darby.

For the fourth quarter, net sales were $13.7 million, compared with $13.4 million in the year ago period. A net loss of $427,000 ($.09 per share) was incurred, compared with a net loss of $1,487,000 ($.32 per share) for the same period last fiscal year.

For the 2005 fiscal year, net sales were $56.1 million, compared with $53.5 million for the prior fiscal year. A net loss of $2,885,000 ($.63 per share) was incurred compared with a net loss of $2,691,000 ($.59 per share) for the prior fiscal year.

Commenting on the fourth quarter results, Mr. Darby said sales results were mixed as U.S. revenues declined 7% to $7.5 million while foreign sales grew 15% to $6.2 million.

All of the foreign sales growth, however, was attributable to Videotronic Infosystems GmbH, an entity whose operating and intangible assets were acquired on October 1, 2004. Excluding Videotronic, overall sales for the three months were down 8%. New sales orders in the fourth quarter totaled $14.6 million compared with $11.9 million in the year ago period. On a comparative basis, quarterly operating expenses decreased $695,000 as a result of cost reduction efforts. However, such decrease was offset by $541,000 of operating expenses at Videotronic. Operating expenses in the quarter included $82,000 of legal costs associated with an ongoing patent infringement suit. "Continued weak revenues in the U.S. and our principal European markets hurt the Company's operating performance in the quarter. In those markets sales were down $1.1 million compared with the prior year's fourth quarter" said Darby.

For fiscal year 2005, U.S. sales totaled $29.1 million, down 7% from $31.2 million, while foreign sales rose 21% to $27.0 million versus $22.3 million in fiscal 2004. Videotronic accounted for all the foreign sales growth with revenues of $6.2 million in fiscal year 2005.

Darby said fiscal 2005 was highlighted by the introduction of Vicon's first digital (IP) cameras, the establishment of a Vicon presence in Germany through its Videotronic subsidiary and being named the exclusive National Direct Vendor for CCTV Systems to the U. S. Postal Service.

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Vicon Industries, Inc. designs, manufactures, assembles and markets a wide range of video systems and system components used for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

                              Table of Operations
                             Vicon Industries, Inc.

                       Condensed Statements of Operations


                    Three Months Ended September 30,   Year Ended September 30,
                      ------------------------------  -------------------------

                             2005        2004           2005          2004
                             ----        ----           ----          ----

Net sales               $13,681,000   $13,387,000    $56,056,000   $53,533,000

Gross profit              5,101,000     4,335,000     20,996,000    19,711,000

Operating loss             (395,000)   (1,314,000)    (2,931,000)   (2,226,000)

Loss before income taxes   (410,000)   (1,299,000)    (3,069,000)   (2,210,000)

Income tax expense           17,000       188,000         27,000       481,000

Loss before
 extraordinary gain        (427,000)   (1,487,000)    (3,096,000)   (2,691,000)

Extraordinary gain             -             -           211,000         -
                        ------------  ------------   ------------  ------------

Net loss                $  (427,000)  $(1,487,000)   $(2,885,000)  $(2,691,000)
                        ============  ============   ============  ============

Basic and diluted loss per share:
---------------------------------

Loss before
 extraordinary gain          $ (.09)     $ (.32)         $ (.68)       $ (.59)

Extraordinary gain           $   -           -              .05            -
                              ------      ------          ------        ------

Net loss per share           $ (.09)     $ (.32)         $ (.63)       $ (.59)
                              ======      ======          ======        ======

Shares used in computing
basic and diluted
loss per share            4,570,000     4,575,000      4,567,000     4,598,000

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